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                                                                     EXHIBIT 4.1

                                    AMENDMENT


         AMENDMENT, dated as of March 1, 1999 ("Amendment"), to the Rights Agreement, dated as of April 27, 1994 (the "Rights Agreement"), between AGCO Corporation, a Delaware corporation (the "Company"), and SunTrust Bank, Atlanta, a Georgia Banking corporation, as successor to Trust Company Bank, a Georgia banking corporation, and Chemical Bank, a New York banking corporation (the "Rights Agent").

         Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement.

         In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       The Rights Agreement is hereby amended as follows:

         (a) Section 1(k) is deleted in its entirety and the letters identifying each succeeding subsection in Section 1 through and including section 1(q) are changed to the letter immediately preceding them in the alphabet.

         (b) A new Section 1(q) is inserted following the newly reordered
Section 1(p) reading as follows:

                      (q) "Independent Director" shall mean a Person, while such
                  Person is a member of the Board, who is not an Acquiring Person, or an Affiliate or an Associate of an Acquiring Person, or a representative of an Acquiring Person, or of any such Affiliate or Associate; provided, however, that the fact that a Person is nominated for election as a director by an Acquiring Person or any such Affiliate, Associate or representative, or the fact that an Acquiring Person or any such Affiliate, Associate or representative votes in favor of the election of a Person as a director, shall not, in and of itself, disqualify a Person from being an Independent Director provided that such Person does not have any agreement or understanding with such Acquiring Person, Affiliate, Associate or representative with respect to how such Person will vote on any future transactions.

         (c) All references to the words "Continuing Director" are deleted and the words "Independent Director" are inserted in their place, including in each of the following Sections and Attachments to the Rights Agreement:

         (i)      Section 11(a)(ii)(B);

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         (ii)     Sections 23(a) and 23(b);
         (iii)    Section 26;
         (iv)     Section 28;
         (v)      ATTACHMENT B, Form of Rights Certificate; and
         (vi)     ATTACHMENT C, Summary of Rights to Purchase Preferred Stock.

2. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

3. This Amendment shall be governed by the terms of the Rights Agreement, including without limitation Sections 29 through 33.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

                                        AGCO CORPORATION


                                        /s/ J. M. Shumejda
                                        ---------------------------------------
                                        President



                                        SUNTRUST BANK, ATLANTA


                                        /s/ Latitia A. Radford
                                        ---------------------------------------
                                        Authorized Signature